Exhibit 10.1

EXECUTION COPY

$400,000,000

THREE-YEAR CREDIT AGREEMENT

AMONG

AON CORPORATION,

as Borrower,

THE LENDERS,

CITIBANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

and

ROYAL BANK OF CANADA,

THE ROYAL BANK OF SCOTLAND PLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

DATED AS OF

December 4, 2009

CITIGROUP GLOBAL MARKETS INC.,

and

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II THE CREDITS		13
2.1.	Commitment	13
2.2.	Required Payments	13
2.3.	Ratable Loans	13
2.4.	Types of Advances	14
2.5.	Facility Fee; Reductions in Aggregate Commitment	14
2.6.	Minimum Amount of Each Advance	14
2.7.	Optional Principal Payments	14
2.8.	Method of Selecting Types and Interest Periods for New Advances	14
2.9.	Conversion and Continuation of Outstanding Advances	15
2.10.	Changes in Interest Rate, etc.	15
2.11.	Rates Applicable After Default	16
2.12.	Method of Payment	16
2.13.	Noteless Agreement; Evidence of Indebtedness	16
2.14.	Telephonic Notices	17
2.15.	Interest Payment Dates; Interest and Fee Basis	17
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	18
2.17.	Lending Installations	18
2.18.	Non-Receipt of Funds by the Administrative Agent	18
2.19.	Increase in the Aggregate Commitments	19
2.20.	Replacement of Lender	20
2.21.	Defaulting Lenders	21
ARTICLE III YIELD PROTECTION; TAXES		21
3.1.	Yield Protection	21
3.2.	Changes in Capital Adequacy Regulations	22
3.3.	Availability of Types of Advances	23
3.4.	Funding Indemnification	23
3.5.	Taxes	23
3.6.	Lender Statements; Survival of Indemnity	25
ARTICLE IV CONDITIONS PRECEDENT		25
4.1.	Effectiveness	25
4.2.	Each Credit Extension	27
4.3.	Each Commitment Increase	27
ARTICLE V REPRESENTATIONS AND WARRANTIES		27
5.1.	Corporate Existence and Standing	27
5.2.	Authorization and Validity	28
5.3.	Compliance with Laws and Contracts	28
5.4.	Governmental Consents	28
5.5.	Financial Statements	29
5.6.	Material Adverse Change	29
5.7.	Taxes	29
5.8.	Litigation and Contingent Obligations	29

i

5.9.	ERISA	29
5.10.	Defaults	30
5.11.	Regulation U	30
5.12.	Investment Company	30
5.13.	Ownership of Properties	30
5.14.	Material Agreements	30
5.15.	Environmental Laws	31
5.16.	Insurance	31
5.17.	Insurance Licenses	31
5.18.	Disclosure	31
ARTICLE VI COVENANTS		31
6.1.	Financial Reporting	32
6.2.	Use of Proceeds	33
6.3.	Notice of Default	33
6.4.	Conduct of Business	33
6.5.	Taxes	34
6.6.	Insurance	34
6.7.	Compliance with Laws	34
6.8.	Maintenance of Properties	34
6.9.	Inspection	34
6.10.	Capital Stock and Dividends	34
6.11.	Merger	34
6.12.	Liens	35
6.13.	Affiliates	36
6.14.	Change in Fiscal Year	36
6.15.	Inconsistent Agreements	36
6.16.	Dispositions	36
6.17.	Financial Covenants	37
6.18.	ERISA	37
6.19.	Indebtedness	38
ARTICLE VII DEFAULTS		38
7.1.		38
7.2.		39
7.3.		39
7.4.		39
7.5.		39
7.6.		39
7.7.		39
7.8.		39
7.9.		40
7.10.		40
7.11.		40
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		40
8.1.	Acceleration	40
8.2.	Amendments	40
8.3.	Preservation of Rights	41

ARTICLE IX GENERAL PROVISIONS		41
9.1.	Survival of Representations	41
9.2.	Governmental Regulation	41
9.3.	Headings	41
9.4.	Entire Agreement	41
9.5.	Several Obligations; Benefits of this Agreement	42
9.6.	Expenses; Indemnification	42
9.7.	Numbers of Documents	42
9.8.	Accounting	43
9.9.	Severability of Provisions	43
9.10.	Nonliability of Lenders	43
9.11.	Confidentiality	43
9.12.	Disclosure	44
9.13.	USA PATRIOT ACT NOTIFICATION	44
ARTICLE X THE ADMINISTRATIVE AGENT		44
10.1.	Authorization and Authority	44
10.2.	Administrative Agent Individually	44
10.3.	Duties of Administrative Agent; Exculpatory Provisions	45
10.4.	Reliance by Administrative Agent	46
10.5.	Delegation of Duties	47
10.6.	Resignation of Administrative Agent	47
10.7.	Non-Reliance on Administrative Agent and Other Lenders	48
10.8.	Administrative Agent’s Reimbursement and Indemnification	49
10.9.	No Other Duties, etc.	49
10.10.	Fees	49
ARTICLE XI SETOFF; RATABLE PAYMENTS		50
11.1.	Setoff	50
11.2.	Ratable Payments	50
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		50
12.1.	Successors and Assigns	50
12.2.	Participations	51
12.3.	Assignments	52
12.4.	Dissemination of Information	53
12.5.	Tax Treatment	53
ARTICLE XIII NOTICES		53
13.1.	Giving Notice	53
13.2.	Change of Address	55
ARTICLE XIV COUNTERPARTS		55
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		55
15.1.	CHOICE OF LAW	55
15.2.	CONSENT TO JURISDICTION	55
15.3.	WAIVER OF JURY TRIAL	55

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement

SCHEDULES

Pricing Schedule
Schedule 1	Commitments

THREE-YEAR CREDIT AGREEMENT

This Three-Year Credit Agreement, dated as of December 4, 2009, is among Aon Corporation, a Delaware corporation, the Lenders (as defined below), and Citibank, N.A., a national banking association, as Administrative Agent.

R E C I T A L S:

A.                                   The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $400,000,000; and

B.                                     The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement:

“Administrative Agent” means Citibank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing of Loans, (a) advanced by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent’s Group” is defined in Section 10.2.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $400,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Three-Year Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the sum of the Applicable Margin for Alternate Base Rate Advances plus the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 1/2 of one percent per annum above the Federal Funds Effective Rate; and

(c)                                  One percent above the British Bankers Association Interest Settlement Rate applicable to US dollars for a period of one month appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day.

“Alternate Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Alternate Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Applicable Facility Fee Rate” means, at any time, the percentage determined in accordance with the Pricing Schedule at such time.  The Applicable Facility Fee Rate shall change as and when the Borrower Debt Rating changes.

“Applicable Margin” means, (a) with respect to Alternate Base Rate Advances, the percentage rate per annum which is applicable at such time with respect to Alternate Base Rate Advances as set forth in the Pricing Schedule and (b) with respect to Eurodollar Advances, the percentage rate per annum which is applicable at such time with respect to Eurodollar Advances as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets, Inc. and  J.P. Morgan Securities Inc. and their respective successors, in their capacity as “Joint Lead Arrangers”.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assuming Lender” is defined in Section 2.19.

“Assumption Agreement” is defined in Section 2.19.

“Authorized Officer” means any of the president, chief financial officer, treasurer or vice-president and controller of the Borrower, acting singly.

“Borrower” means Aon Corporation, a Delaware corporation, and its successors permitted and assigns.

“Borrower Debt Rating” means the senior unsecured long term debt (without third party credit enhancement) rating of the Borrower as determined by a rating agency identified on the Pricing Schedule.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Cananwill Securitization” is defined in Section 6.16(c).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change” is defined in Section 3.2.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

“Citibank” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate outstanding amount not exceeding the amount set forth opposite its name on Schedule 1 hereto,  as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Date” is defined in Section 2.19.

“Commitment Increase” is defined in Section 2.19.

“Communications” is defined in Section 13.1.

“Condemnation” is defined in Section 7.8.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with generally accepted accounting principles.

“Consolidated Adjusted EBITDA” means, for any Measurement Period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis; provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to clauses (i) through (v) for any losses, costs, expenses or other charges resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.

“Consolidated Funded Debt” means, without duplication, (i) all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (a), (b), (c), (d) and (e) of the definition of Indebtedness (excluding, for purposes of clauses (b) and (c), any leases that constitute operating leases in accordance with Agreement Accounting Principles), and (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (j) of the definition of Indebtedness with respect to Indebtedness of the types described in clause (i) above, calculated on a Consolidated basis.

“Consolidated Interest Expense” means, for any Measurement Period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, at any date of determination, the consolidated common stockholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Default” means an event described in Article VII.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate outstanding principal amount of the Loans of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earlier of the following dates: (i) the date on which (a) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Loan by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 2.21) and (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (ii) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” has the meaning specified in Section 2.21.

“Defaulting Lender” has the meaning specified in Section 2.21.

“Deficit Reduction Contribution” has the meaning set forth in Section 412(l)(2) of the Code.

“Disclosed Claims” means any litigation, proceeding or investigation disclosed in (a) the Borrower’s annual report on Form 10-K for the year ended December 31, 2008 and (b) the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 as filed with the Securities and Exchange Commission.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction), in each case for consideration in any single transaction or series of related transactions in excess of $25,000,000 (as determined reasonably in good faith by the Borrower), by any Person of any Property (including any equity interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith) of such Person (or the granting of any option or other right to do any of the foregoing).

“Environmental Laws” is defined in Section 5.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the Interest Period applicable to such Eurodollar Advance, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters LIBOR01 Page is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Citibank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such

Interest Period, in the approximate amount of Citibank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11,  bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin for Eurodollar Advances.

“Euro Facility” means, collectively, (a) the up to €325,000,000 Three-Year Revolving Loan Facility, and (b) the up to €325,000,000 Five-Year Revolving Loan Facility, each made pursuant to the Facility Agreement, to be dated on or about February 7, 2005, among Aon Finance Limited, Aon Limited, Aon France S.A., Aon Holdings B.V., Aon Jauch & Hübener Holdings GmbH and Aon Finance N.S.1, ULC, as “Original Borrowers”, Aon Corporation, as “Original Guarantor”, Citigroup Global Markets Limited, ING Bank N.V. and The Royal Bank of Scotland plc, as “Mandated Lead Arrangers”, Citibank International plc, as “Agent”, and the “Lenders” party thereto, as the same may be supplemented, modified and amended from time to time, provided that, in each case, the principal amount of the credit committed thereunder is not increased without the consent of the Required Lenders.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the $600,000,000 Five-Year Credit Agreement dated as of February 3, 2005 among the Borrower, Citibank, N.A., as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Facility Termination Date” means December 4, 2012, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Statements” is defined in Section 5.5.

“Fiscal Quarter” means each of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Target Attainment Percentage” has the meaning set forth in Section 430(d)(2) of the Code or Section 303(d)(2) of ERISA.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Hazardous Materials” is defined in Section 5.15.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Immaterial Subsidiaries” means one or more Subsidiaries of the Borrower, the Consolidated total assets, Consolidated revenues and Consolidated net operating income of which, in the aggregate, do not exceed three percent (3%) of the Consolidated total assets, Consolidated revenues and Consolidated net operating income, respectively, of the Borrower and its Subsidiaries, in each case determined as of the end, or for, as the case may be, the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.1(a) or (b).

“Increase Date” is defined in Section 2.19.

“Increasing Lender” is defined in Section 2.19.

“Indebtedness” of a Person means, without duplication, (a) such Person’s obligations for borrowed money, (b) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d)  such Person’s obligations which are evidenced by bonds, notes, debentures, acceptances, or similar instruments, (e) Capitalized Lease Obligations of such Person, (f) Contingent Obligations of such Person, (g) obligations, contingent or otherwise, for which such Person is obligated pursuant to or in respect of Letters of Credit or bankers’ acceptances, (h) such Person’s obligations under Hedging Agreements to the extent required to be reflected on a balance sheet of such Person, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person, and (j) all Indebtedness and other obligations referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person or payable out of the proceeds or production from property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other obligations.

“Information” is defined in Section 9.11.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  An Interest Period of one, two, three or six months shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Lenders” means the lending institutions listed on the signature pages of  this Agreement, each Assuming Lender and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office or branch of such Lender or the Administrative Agent listed on the signature pages hereof, on a Schedule, in an Assumption Agreement or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13 and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent or any Lender.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), performance, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Notice” is defined in Section 13.1

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 13.1.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro rata” means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender’s pro rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the Aggregate Outstanding Credit Exposure.

“Purchasers” is defined in Section 12.3.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks and certain other Persons for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System and certain other Persons.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.  “Released” shall have a corresponding meaning.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (a) the unused Commitment of such Lender at such time and (b) Outstanding Credit Exposure of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Event” means, with respect to any Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, the conditions for imposition of a lien under Section 303(d) of ERISA shall have been met, (d) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA, (e) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (f) the institution by the PBGC of proceedings to terminate such Plan or (g) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise provided, all references herein to a “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In computations of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II
THE CREDITS

2.1.                              Commitment.  From and including the date of this Agreement to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower; provided that, after giving effect to the making of each such Loan, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2.                              Required Payments.  All unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.                              Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4.                              Types of Advances.  The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.                              Facility Fee; Reductions in Aggregate Commitment.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Facility Fee Rate on such Lender’s Commitment from the date hereof to the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date, provided that the Borrower shall not pay any facility fee nor shall any facility fee accrue in respect of a Defaulting Lender’s unused Commitment so long as such Defaulting Lender is a Defaulting Lender.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6.                              Minimum Amount of Each Advance.  Each Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six (6) Eurodollar Advances be permitted to be outstanding at any time.

2.7.                              Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon notice to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of the proposed prepayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of an outstanding Eurodollar Advance, upon two (2) Business Days’ prior notice to the Administrative Agent.

2.8.                              Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided, however, that in the event Loans are incurred on the date of this Agreement, all Loans incurred on such date shall be Alternate Base Rate Advances.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Alternate Base Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a)                                  the Borrowing Date of such Advance, which shall be a Business Day;

(b)                                 the aggregate amount of such Advance;

(c)                                  the Type of Advance selected; and

(d)                                 in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9.                              Conversion and Continuation of Outstanding Advances.  Each Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Eurodollar Advance pursuant to this Section 2.9 or is repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Advance.  Subject to the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert all or any part of a Eurodollar Advance into an Alternate Base Rate Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each (x) conversion of an Alternate Base Rate Advance into a Eurodollar Advance or the continuation of a Eurodollar Advance as a new Eurodollar Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation and (y) conversion of a Eurodollar Advance into an Alternate Base Rate Advance, not later than 11:00 a.m. (New York time) on the date of the requested conversion, in each case specifying:

(a)                                  the requested date of such conversion or continuation, which shall be a Business Day;

(b)                                 the aggregate amount and Type of the Advance which is to be converted or continued; and

(c)                                  the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

2.10.                        Changes in Interest Rate, etc.  Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.                        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Eurodollar Rate otherwise applicable to such Interest Period plus 2% per annum and (b) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12.                        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled to such payments.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Citibank for each payment of principal, interest and fees as it becomes due hereunder.

2.13.                        Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (including any amendment, modification, renewal or replacement thereof, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

2.14.                        Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15.                        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid (with respect to the principal so prepaid), whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar

Advance is prepaid (with respect to the principal so prepaid), whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest with respect to Eurodollar Loans and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest with respect to Alternate Base Rate Loans shall be calculated for the actual days elapsed on the basis of a 365 or 366-day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is made in full and received prior to noon (New York time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.                        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the Eurodollar Rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.                        Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it will be issued by it and for whose account Loan payments are to be made.

2.18.                        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.                        Increase in the Aggregate Commitments.  (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Facility Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Facility Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article IV shall be satisfied.

(b)                                 The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(c)                                  Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more financial institutions to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such financial institution shall be in an amount of $10,000,000 or more.

(d)                                 On each Increase Date, each financial institution that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)                                     (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance acceptable to the Administrative Agent and its counsel;

(ii)                                  an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii)                               confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Lending Installation to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase)).  After the Administrative Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Lending Installation in an amount to each other Lender such that the aggregate amount of the outstanding Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).

2.20.                        Replacement of Lender.  If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Alternate Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, or (c) any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances at par and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower and/or the assignee shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21.                        Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, if any Lender defaults in its obligation to fund (a “Funding Default”) any Loan within one Business Day after the date required to be funded by it (in each case, a “Defaulted Loan”) or has (or whose parent company has) become the subject of a bankruptcy or insolvency proceeding or has had a receiver or conservator appointed with respect to such Lender (or any parent company of such Lender) at the direction or request of any regulatory agency or authority (or similar regulatory action has been taken with respect to such Lender or parent company of such Lender) (in each case, a “Defaulting Lender”; provided, that a Lender shall not become a Defaulting Lender solely as the result of either (1) the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, or (2) the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof incident to such ownership interest), then (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any prepayment of the Loans shall, if the Borrower so directs at the time of making such prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and (b) the aggregate amount of the Loans as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations hereunder shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21.  The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies that the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.                              Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.                              Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any Person controlling any Lender.  “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.                              Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, interpretation or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately or fairly reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Alternate Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.                              Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date prior to the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.                              Taxes.  (a) Subject to applicable law, all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  Subject to subsection (c) below and Section 3.6, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)                                 In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)                                  The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement (or, in the case of a Lender who becomes a party hereto after the date of this Agreement, the date it becomes a party hereto), deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY (and any required attachments), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  Each Non-U.S. Lender further undertakes, to the extent lawful at such time, to deliver to each of the Borrower and the Administrative Agent (i) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date it became a Lender hereunder and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.  For purposes of this Section 3.5(d), each change of a Lender’s Lending Installation in accordance with Section 2.17 shall be treated as though such Lending Installation became a party hereto on the date of such change of Lending Installation.

(e)                                  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                                 If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason not caused by or constituting gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto (including reasonable attorneys fees and reasonable time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6.                              Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  If any Lender fails to deliver such written statement within 180 days after the date on which the Lender becomes aware of the event or occurrence giving rise to such claim, the Borrower shall have no obligation to reimburse, compensate or indemnify such Lender with respect to any such claim under this Article III for any period more than 180 days before the date on which such statement is delivered.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.                              Effectiveness.  This Agreement shall not become effective unless and until the Borrower has furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied:

(a)                                  Charter Documents; Good Standing Certificates.  Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, both certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Administrative Agent as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

(b)                                 By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents.

(c)                                  Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)                                 Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that:  (i) on such date (both before and after giving effect to the making of any Credit Extension hereunder on such date) no Default or Unmatured Default has occurred and is continuing; (ii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date; and (iii) since December 31, 2008, excluding the effect of any Disclosed Claims, no event or change has occurred that has caused or evidences a Material Adverse Effect.

(e)                                  Legal Opinions of Counsel to Borrower.  Written opinions of (i) internal counsel to the Borrower and (ii) Sidley Austin LLP, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders in form and substance acceptable to the Administrative Agent and its counsel.

(f)                                    Legal Opinion of Counsel to Administrative Agent.  A written opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(g)                                 Notes.  Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(h)                                 Loan Documents.  Executed originals of this Agreement and each of the other Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(i)                                     Payment of Fees.  The Borrower shall have paid all fees due to Citibank under the fee letter dated October 27, 2009.

(j)                                     Existing Credit Agreement.  The Existing Credit Agreement shall have expired or been terminated and all amounts owing thereunder (including all principal, interest and accrued fees) shall have been paid (or shall contemporaneously be paid) in full.  By execution of this Agreement, each of the Lenders that is a lender under the

Existing Credit Agreement hereby waives any requirement set forth in the Existing Credit Agreement of prior notice of the termination of the commitments thereunder.

(k)                                  Other.  Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

4.2.                              Each Credit Extension.  The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a)                                  There exists no Default or Unmatured Default and none would result from such Credit Extension;

(b)                                 The representations and warranties contained in Article V (other than Section 5.6) are true and correct as of such Credit Extension Date, both before and after giving effect to such Credit Extension;

(c)                                  A Borrowing Notice shall have been properly submitted; and

(d)                                 All legal matters incident to the making of such Credit Extension shall be satisfactory to the Administrative Agent and its counsel.

Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied.

4.3.                              Each Commitment Increase.  The Commitments shall not be increased in accordance with Section 2.19 unless on the applicable Increase Date:

(a)                                  There exists no Default or Unmatured Default and none would result from such Commitment Increase;

(b)                                 The representations and warranties contained in Article V are true and correct as of such Increase Date after giving effect to such Commitment Increase; and

(c)                                  All legal matters incident to the making of such Commitment Increase shall be satisfactory to the Administrative Agent and its counsel.

Each notice of Commitment Increase with respect to each such Commitment Increase shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.3 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.                              Corporate Existence and Standing.  Each of the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (to the extent the concept applies to such entity) under the laws of its jurisdiction of organization and is duly qualified and in good standing (to the extent the concept applies to such entity) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

5.2.                              Authorization and Validity.  The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and such Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.                              Compliance with Laws and Contracts.  The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, the application of the proceeds of the Loans, or any other transaction contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower’s or any Subsidiary’s charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

5.4.                              Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or any other transactions contemplated in the Loan Documents.  Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such

Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

5.5.                              Financial Statements.  The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 2008 audited consolidated financial statements of the Borrower and its Subsidiaries, and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through September 30, 2009 (collectively, the “Financial Statements”).  Each of the Financial Statements was prepared in accordance with generally accepted accounting principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

5.6.                              Material Adverse Change.  Since December 31, 2008, excluding the effect of any Disclosed Claims, there has been no material adverse change in the business, Property, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.7.                              Taxes.  The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal, state and other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with generally accepted accounting principles and as to which no Lien exists.  As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its Fiscal Year ending December 31, 2006.  No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with generally accepted accounting principles.

5.8.                              Litigation and Contingent Obligations.  There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective Properties that could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of any Credit Extensions under this Agreement, except for Disclosed Claims.

5.9.                              ERISA.  Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.  Each Plan complies in all material respects with its terms and with all applicable requirements of law and regulations.  Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which could reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

5.10.                        Defaults.  No Default or Unmatured Default has occurred and is continuing.

5.11.                        Regulation U.  Margin Stock constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.  Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.  Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U.

5.12.                        Investment Company.  Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.13.                        Ownership of Properties.  As of the date of this Agreement, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.12 or by any of the other Loan Documents, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as currently conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

5.14.                        Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Borrower or (c) repay loans or advances from the Borrower.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.15.                        Environmental Laws.  There are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards (“Environmental Laws”) or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof (“Hazardous Materials”) asserted against the Borrower or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has caused or permitted any Hazardous Materials to be Released, either on or under real property, currently or formerly, legally or beneficially owned or operated by the Borrower or any Subsidiary or on or under real property to which the Borrower or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which Release could reasonably be expected to have a Material Adverse Effect.

5.16.                        Insurance.  The Borrower and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

5.17.                        Insurance Licenses.  No material license, permit or authorization of the Borrower or any Subsidiary to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or in the aggregate have a Material Adverse Effect.

5.18.                        Disclosure.  None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, as the case may be, when taken together, as of the date of its delivery, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  As of the date hereof, there is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:

6.1.                              Financial Reporting.  The Borrower will maintain, for itself and its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and will furnish to the Lenders:

(a)                                  As soon as practicable and in any event within ninety (90) days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (A) any management letter prepared by said accountants and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b)                                 As soon as practicable and in any event within 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its president or chief financial officer.

(c)                                  Together with the financial statements required by clauses (a) and (b) above, a certificate in substantially the form of Exhibit B hereto signed by its president or chief financial officer (i) showing the calculations necessary to determine compliance with Sections 6.12(k), 6.16(f), 6.17 and 6.19(h), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.17, a statement of reconciliation conforming such financial statements to Agreement Accounting Principles, and (ii) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)                                 Promptly upon learning thereof, notice that a Single Employer Plan of the Borrower or any member of the Controlled Group is in “at risk” status within the meaning of Section 303 of ERISA or Section 430(i)(4) of the Code, and within 270 days after the close of each Fiscal Year, a statement of the Funded Target Attainment Percentage of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(e)                                  As soon as possible and in any event within ten (10) days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(f)                                    As soon as possible and in any event within ten (10) days after the Borrower learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Borrower or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.

(g)                                 Promptly upon learning thereof, notice of any change in the credit rating of the Borrower’s senior unsecured long term debt by S&P or Moody’s.

(h)                                 Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished (or links to pages on the Borrower’s website where such information may be accessed).

(i)                                     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission (or links to pages on the Borrower’s website where such information may be accessed).

(j)                                     Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2.                              Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to meet the general corporate needs of the Borrower and its Subsidiaries, including commercial paper support and the refinancing of existing indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or to finance the acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

6.3.                              Notice of Default.  The Borrower will give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

6.4.                              Conduct of Business.  The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by the Borrower and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of the board of directors of the Borrower, are reasonably expected to materially enhance the other businesses in which the Borrower and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.4 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

6.5.                              Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.                              Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

6.7.                              Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.8.                              Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.                              Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with generally accepted accounting principles consistently applied.

6.10.                        Capital Stock and Dividends.  So long as any Default or Unmatured Default has occurred and is continuing before or immediately after giving effect thereto, the Borrower will not declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

6.11.                        Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a wholly-owned Subsidiary may merge into the Borrower or any wholly-owned Subsidiary of the Borrower, (b) the Borrower or any

Subsidiary may merge or consolidate with any other Person so long as, in the case of a merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation, and, in the case of a merger or consolidation to which a Subsidiary is a party and to which the Borrower is not a party, the surviving corporation is a Subsidiary, and in any such case, prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall exist and (c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition or acquisition which would not result in a Default or Unmatured Default.

6.12.                        Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(b)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

(e)  Banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing obligations with respect to the maintenance of such accounts (and in no event securing any Indebtedness or other obligations);

(f)  Any Lien arising by operation of law in the ordinary course of business in respect of any obligation which is less than sixty (60) days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(g)  Liens created by any of the Borrower or its Subsidiaries over deposits and investments in the ordinary course of such Person’s insurance and reinsurance business to comply with the requirements of any regulatory body of insurance or insurance brokerage business;

(h)  Any Liens arising for the benefit of a credit institution pursuant to Clause 18 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution in the Netherlands;

(i)  Liens over and limited to the balance of credit balances on bank accounts of the Borrower and its Subsidiaries created in order to facilitate the operation of such bank accounts and other bank accounts of the Borrower and its Subsidiaries on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(j)  Liens, if any, arising in connection with a Cananwill Securitization; and

(k)  Other Liens securing an aggregate principal amount of obligations at no time exceeding an amount equal to ten percent (10%) of Consolidated Net Worth at such time.

6.13.                        Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) for transactions between the Borrower and any Wholly Owned Subsidiary of the Borrower or between Wholly Owned Subsidiaries of the Borrower or (b) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction.

6.14.                        Change in Fiscal Year.  The Borrower shall not change its Fiscal Year to end on any date other than December 31 of each year.

6.15.                        Inconsistent Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower, and (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower of any of its obligations under any Loan Document.

6.16.                        Dispositions.  The Borrower will not make any Disposition or permit any Subsidiary to make any Disposition, except:

(a)  Dispositions of inventory in the ordinary course of business;

(b)  Dispositions of Property to the Borrower or any Subsidiary of the Borrower;

(c)  Dispositions of premium finance receivables pursuant to (i) the Second Amended and Restated Purchase Agreement, dated as of March 30, 2001, by and among Cananwill Premium Credit Trust, Cananwill Corporation, the Borrower, the Purchasers

and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as Administrative Agent, (ii) the Receivables Purchase Agreement, dated as of December 11, 2002, by and among Cananwill Canada Limited, the Borrower and CIBC Mellon Trust Company, in its capacity as Trustee of Plaza Trust, (iii) the Amended and Restated Receivables Purchase Agreement, dated as of December 19, 2002, by and among Cananwill Receivables Purchase Facility, L.L.C., Canawill Europe Limited, the Borrower, the Purchasers and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as administrative agent, and (iv) Receivables Facilities Agreement, dated as of December 20, 2001, by and among Abel Tasman Holdings Pty Limited, Cananwill Australia Pty Limited, Cananwill, Inc. and ABN AMRO Asset Management (Australia) Limited, in each case as the same may be modified, amended or supplemented from time to time, provided that such modification, amendment or supplement does not change the fundamental nature thereof (each, a “Cananwill Securitization”);

(d)  Dispositions by Subsidiaries primarily engaged in insurance underwriting or related activities from their investment portfolios in the ordinary course of business;

(e)  Dispositions of investments in cash equivalents in the usual course of treasury business; and

(f)  Any other Disposition of Property which represents no more than 25% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter immediately preceding the date on which such determination is made, to any other Person(s) in any Fiscal Year.

6.17.                        Financial Covenants.

6.17.1.               Consolidated Adjusted EBITDA to Consolidated Interest Expense.  The Borrower will maintain as of the last day of each Measurement Period a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 4.0 to 1.0.

6.17.2.               Consolidated Leverage Ratio.  The Borrower will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than 3.0 to 1.0.

6.18.                        ERISA.  The Borrower will (a) fulfill, and cause each member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (b) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect and (c) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (i), (ii) or (iii) individually or in the aggregate would not have a Material Adverse Effect.

6.19.                        Indebtedness.  The Borrower will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness under the Euro Facility, and any renewal and refinancing thereof, provided that the committed amount thereof is not increased and no other Subsidiary (other than a Subsidiary that becomes a borrower thereunder) becomes obligated in respect thereof;

(c)                                  Indebtedness owed to the Borrower or another Subsidiary of the Borrower;

(d)                                 Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e)                                  Indebtedness of any Subsidiary existing as of the date hereof (other than Indebtedness described in clause (a) or (b) above), and any renewal and refinancing thereof, provided that the principal amount thereof is not increased;

(f)                                    Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(g)                                 Indebtedness (to the extent such Indebtedness either (i) arises under clause (i) of the definition of “Indebtedness” or (ii) would not be reflected as indebtedness on a balance sheet of the Borrower and its Subsidiaries, calculated on a consolidated basis) under any Cananwill Securitization; and

(h)                                 other Indebtedness in an aggregate amount outstanding at any time not to exceed €1,500,000,000 minus the amount of Indebtedness then outstanding under the Euro Facility and any renewal or refinancing thereof.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.                              Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2.                              Nonpayment of any principal of any Loan when due or nonpayment of any interest upon any Loan or of any facility fee or other fee or obligation under any of the Loan Documents within three (3) Business Days after the same becomes due.

7.3.                              The breach by the Borrower of any of the terms or provisions of Section 6.2, Section 6.3(a) or Sections 6.10 through 6.19.

7.4.                              The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender.

7.5.                              Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $25,000,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6.                              The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7.                              Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8.                              Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9.                              The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

7.10.                        Any Change in Control shall occur.

7.11.                        Any Termination Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.                              Acceleration.  (a)  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent or upon the instruction of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b)                                 If, within ten (10) Business Days after (i) acceleration of the maturity of the Obligations or (ii) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders, in their sole discretion, shall so direct the Administrative Agent, then the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.                              Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a)                                  Extend the Facility Termination Date, compromise or forgive the principal amount of any Loan, or reduce the rate of interest or compromise or forgive payment of interest on any Loan, or reduce the amount of, or compromise or forgive payment of, any fee payable hereunder;

(b)           Reduce the percentage specified in the definition of Required Lenders;

(c)           Increase the amount of the Commitment of any Lender hereunder;

(d)           Amend this Section 8.2;

(e)           Permit any assignment by the Borrower of its Obligations or its rights hereunder; or

(f)            Postpone the date fixed for any payment of principal of or interest on any Loan or the date fixed for any payment of fees or other amounts due hereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.          Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.          Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive the making of the Credit Extensions herein contemplated.

9.2.          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.          Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.10.

9.5.          Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.09 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.          Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent or the Arrangers, which attorneys may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection of the Obligations or the enforcement of the Loan Documents.  The Borrower further agrees to indemnify the Administrative Agent, the Arrangers and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers or any Lender or any affiliate is a party thereto and whether brought by the Borrower or any other Person) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  This Section 9.6 shall supersede any and all indemnification provisions entered into before the date hereof among the Borrower and the Administrative Agent, any Arrangers and any Lenders.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.          Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.          Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.          Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.        Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  Neither the Administrative Agent, the Arrangers nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, and third party settlement providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12.        Disclosure.  The Borrower and each Lender hereby acknowledge and agree that Citibank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.13.        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower shall provide such information promptly upon the request of a Lender.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.        Authorization and Authority.  Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Other than Sections 10.6 and 10.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

10.2.        Administrative Agent Individually.  (a)  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)           Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.2 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower and its Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower and its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)           Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary or equitable duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

10.3.        Duties of Administrative Agent; Exculpatory Provisions.  (a)  The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 or 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default or the event or events that give or may give rise to any Default or Unmatured Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Unmatured Default and such event or events.

(c)           Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

10.4.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article X and Section 9.6 (as though such sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.6.        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank having capital and retained earnings of at least $100,000,000 with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents, (ii) all payments and communications provided to be made to or through the Administrative Agent shall instead be made by or to each Lender directly and (iii) all determinations to be made by the Administrative Agent shall instead be made by the Required Lenders, in each case, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7.        Non-Reliance on Administrative Agent and Other Lenders.  (a)  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) (x) of entering into this Agreement, (y) of making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)           Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower;

(ii)           the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)          determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)          the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

10.8.        Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (A) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (B) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.        No Other Duties, etc.  None of the Lenders (or affiliates of Lenders) identified in this Agreement as the “Syndication Agent” or “Arrangers” or “Joint Book Managers” or “Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those (in the case of those who are Lenders) applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders (or affiliates of Lenders) shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders (and such affiliates) as it makes with respect to the Administrative Agent in Section 10.7.

10.10.      Fees.  The Borrower agrees to pay to the Administrative Agent and Citigroup Global Markets Inc., for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and Citigroup Global Markets Inc. pursuant to that certain letter agreement dated October 27, 2009, or as otherwise agreed from time to time.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 2.21, 3.1, 3.2, 3.4, 3.5 or 9.6) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.        Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, (ii) any assignment by any Lender must be made in compliance with Section 12.3 and (iii) any participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (A) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to secure obligations of such Lender, including to a Federal Reserve Bank (provided that, no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto) or (B) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.        Participations.

12.2.1.     Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2.     Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the affected Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3.     Benefit of Certain Provisions.  The Borrower agrees that each Participant which has been identified as such to the Borrower in writing shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof complies with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3.        Assignments.

12.3.1.     Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities other than the Borrower or any of its Affilitates (“Purchasers”) all or any part of its rights and obligations under the Loan Documents, provided unless a Default or Unmatured Default has occurred and is continuing at the time of such assignment, no Lender or other assignee shall acquire rights under any such assignment that would cause the Commitment of such Lender or assignee to be greater than 20% of the Aggregate Commitment.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or an Approved Fund; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 and in increments of $1,000,000 in excess thereof or (ii) the remaining amount of the assigning Lender’s Commitment or Outstanding Credit Exposure (if the applicable Commitment has been terminated).  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the applicable Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date”, if the “Trade Date” is specified in the assignment.

12.3.2.     Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.3.     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption and each Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.        Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1.        Giving Notice.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received or confirmed by email) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Except as set forth below, notwithstanding anything to the contrary in this Section, the Borrower shall furnish the materials described in Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(i) by email or by posting such materials on an internet web site made available to the Lenders or as otherwise specified to the Borrower by the Administrative Agent.

So long as Citibank or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(i) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by e-mail at oploanswebadmin@citigroup.com.  The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such materials on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

13.2.        Change of Address.  The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.2.        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY (TO THE FULLEST EXTENT PERMITTED BY LAW) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3.        WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages to follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Paul Hagy

Print Name:	Paul Hagy

Title:	Vice President & Treasurer

Address:	Aon Center
200 East Randolph Drive
Chicago, Illinois 60601
Attn.: Paul Hagy

Telecopy:	(312) 381-6060
Telephone:	(312) 381-3230
E-mail:	paul_hagy@aon.com

CITIBANK, N.A.,
individually and as Administrative Agent

By:	/s/ Maureen Maroney

Print Name:	Maureen Maroney

Title:	Authorized Signatory

Address:	390 Greenwich St.
New York, New York 10013
Attn.: Maureen Maroney

Telecopy:	(646) 291-1772
Telephone:	(212) 723-6794
Email: maureen.p.maroney@citi.com

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Melvin Jackson

Print Name:	Melvin D. Jackson

Title:	Vice President

	Address:	500 Stanton Christiana Road
Ops 2/3
Newark, DE 19713
Attn.: Shira Tymes /
Jennifer Thompson /
Amanda Redstone

	Telecopy:	(201) 244-3885
	Telephone:	(302) 634-1843 /
(302) 634-1867 /
(302) 634-1847
	Email:	na_cpg@jpmorgan.com

ROYAL BANK OF CANADA, as Lender

By:	/s/ Howard Lee

Print Name:	Howard Lee

Title:	Authorized Signatory

	Address:	One Liberty Plaza, 3rd Flr.
165 Broadway
New York, NY 10006
Attn.: Adam Rahaman

	Telecopy:	(212) 428-2372
	Telephone:	(416) 974-1061
	Email:	adam.rahaman@rbc.com

THE ROYAL BANK OF SCOTLAND PLC, as Lender
By: RBS Securities, Inc. as agent
for The Royal Bank of Scotland plc

By:	/s/ George Urban

Print Name:	George Urban

Title:	Vice President

	Address:	600 Washington Boulevard
Stamford, CT 06901
Attn.: Rajesh Adhinarayanan /
Thomas Xavier

	Telecopy:	(203) 873-5019
	Telephone:	(312) 338-7330
	Email:	Rajesh.Adhinarayanan@rbs.com /
Thomas.Xavier@rbs.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Robert C. Meyer

Print Name:	Robert C. Meyer

Title:	Senior Vice President

	Address:	230 W. Monroe St.,
Suite 2900
Chicago, IL 60606

	Telecopy:	(312) 845-8606
	Telephone:	(312) 345-8623
	Email:	meyerrc@wellsfargo.com

BANK OF AMERICA, N.A., as Lender

By:	/s/ Scott W. Reynolds

Print Name:	Scott W. Reynolds

Title:	Vice President

	Address:	901 Main Street, 64th Flr.
Dallas, TX 75202
Attn.: Scott W. Reynolds

	Telecopy:	(972) 728-6138
	Telephone:	(214) 209-0561
	Email:	Scott.W.Reynolds@baml.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH., as Lender

By:	/s/ Jay Chall

Print Name:	Jay Chall

Title:	Director

By:	/s/ Mikhail Faybusovich

Print Name:	Mikhail Faybusovich

Title:	Vice President

	Address:	Eleven Madison Avenue
New York, NY 10010
Attn.: Adam Herring

	Telecopy:	(866) 469-3871
	Telephone:	(919) 994-4910
	Email:	adam.herring@credit-suisse.com

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ John McGill

Print Name:	John McGill

Title:	Director

By:	/s/ Michael Campites

Print Name:	Michael Campites

Title:	Vice President

	Address:	5022 Gate Parkway
Jacksonville, FL 32256
Attn.: Casey Farmer

	Telecopy:	(800) 240-3622
	Telephone:	(904) 527-6537
	Email:	Casey.Farmer@db.com

FIFTH THIRD BANK, an Ohio banking Corporation as Lender

By:	/s/ Kim Puszczewicz

Print Name:	Kim Puszczewicz

Title:	Vice President

	Address:	38 Fountain Square Plaza
Cincinnati, OH 45263
Attn.: Yolanda Springer

	Telecopy:	(513) 358-3439
	Telephone:	(513) 358-2631
	Email:	Yolanda.Springer@53.com

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton

Print Name:	Mark Walton

Title:	Authorized Signatory

	Address:	30 Hudson Street, 36th Flr.
Jersey City, NJ 07302
Attn.: Muhammad Khan

	Telecopy:	(917) 977-3966
	Telephone:	(212) 357-4350

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Ryan Vetsch

Print Name:	Ryan Vetsch

Title:	Authorized Signatory

	Address:	One Utah Center
201 South Main Street, 5th Flr.
Salt Lake City, Utah 84111
Attn.: Carrie Johnson

	Telecopy:	(718) 233-2140
	Telephone:	(443) 627-4355
Email: msloanservicing@morganstanley.com

STATE STREET BANK AND TRUST COMPANY, as Lender

By:	/s/ Deirdre M. Holland

Print Name:	Deirdre M. Holland

Title:	Vice President

	Address:	100 Huntington Ave.
Tower 2, Floor 4
Boston, MA 02206
Attn.: Voy Pearson /
Eduardo Chaves

	Telecopy:	(617) 937-8844 /
(617) 664-8833
	Telephone:	(617) 937-8810 /
(617) 937-8808
	Email:	vhpearson@statestreet.com /
ejchaves@statestreet.com

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ Paulette Truman

Print Name:	Paulette J. Truman

Title:	Vice President

	Address:	6023 Airport Rd.
Oriskany, NY 13424
Attn.: Tina Aney

	Telecopy:	(315) 765-4783
	Telephone:	(315) 765-4103
	Email:	Cbla3@bnymellon.com

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ David Mahmood

Print Name:	David Mahmood

Title:	Managing Director

	Address:	1 Liberty Plaza, 26th Floor
New York, NY 10006
Attn.: Ben Thomas

	Telecopy:	(212) 225-5254
	Telephone:	(212) 225-5178
Email: benjamin_thomas@scotiacapital.com

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Chris McKean

Print Name:	Chris McKean

Title:	Vice President

	Address:	50 S. LaSalle Street, MB-27
Chicago, IL 60603
Attn.: Ms. Sharon Jackson

	Telecopy:	(312) 630-1566
	Telephone:	(312) 630-1609
	Email:	smj@ntrs.com

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Irja R. Otsa

Print Name:	Irja R. Otsa

Title:	Associate Director

By:	/s/ Mary C. Evans

Print Name:	Mary C. Evans

Title:	Associate Director

	Address:	677 Washington Blvd.
Stamford, CT 06901
Attn.: Rayad Yadali

	Telecopy:	(203) 719-3888
	Telephone:	(203) 719-3937
	Email:	rayad.yadali@ubs.com

PRICING SCHEDULE

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Borrower Debt Rating*	At least A- by S&P or A3 by Moody’s	At least BBB+ by S&P or Baa1 by Moody’s	At least BBB by S&P or Baa2 by Moody’s	At least BBB- by S&P or Baa3 by Moody’s	None of Levels I, II, III or IV is applicable

Applicable Facility Fee Rate (bps)	25.0	35.0	50.0	62.5	87.5

Applicable Margin for Eurodollar Advances (bps)	175.0	215.0	250.0	287.5	312.5

Applicable Margin for Alternate Base Rate Advances (bps)	75.0	115.0	150.0	187.5	212.5

*                 In the event of a split rating, the applicable rating shall be deemed to be higher of the two ratings; provided, if the difference between the two ratings is greater than one sub-grade, the applicable rating shall be deemed to be one sub-grade below the higher of the two ratings.

The Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Borrower Debt Ratings from time to time.  The Borrower Debt Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time there is no Borrower Debt Rating from Moody’s or S&P, Level V shall apply.

SCHEDULE 1

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$40,000,000
JPMorgan Chase Bank, N.A.	$40,000,000
Royal Bank of Canada	$31,500,000
The Royal Bank of Scotland plc	$31,500,000
Wells Fargo Bank, National Association	$31,500,000
Bank of America, N.A.	$20,500,000
Credit Suisse AG, Cayman Islands, Branch	$20,500,000
Deutsche Bank AG New York Branch	$20,500,000
Fifth Third Bank	$20,500,000
Goldman Sachs Bank USA	$20,500,000
Morgan Stanley Bank, N.A.	$20,500,000
State Street Bank and Trust Company	$20,500,000
The Bank of New York Mellon	$20,500,000
The Bank of Nova Scotia	$20,500,000
The Northern Trust Company	$20,500,000
USB Loan Finance LLC	$20,500,000

TOTAL	$400,000,000

EXHIBIT A

NOTE

[$ ]	[Date]

Aon Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”) the lesser of the principal sum of                      Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citibank, N.A. in New York, New York, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Three Year Credit Agreement dated as of December 4, 2009 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Citibank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

AON CORPORATION

By:
Print Name:
Title:

1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF AON CORPORATION,

DATED             ,

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B

COMPLIANCE CERTIFICATE

To:          The Lenders parties to the Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Three Year Credit Agreement dated as of December 4, 2009 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Borrower, the lenders party thereto and Citibank, N.A., as Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected of the Borrower;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.             Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , 20    .

SCHEDULE I TO COMPLIANCE CERTIFICATE Schedule of Compliance as of                             , 20     with Provisions of Section 6.17 of the Agreement

1.             Section 6.17.1 - Consolidated EBITDA to Consolidated Interest Expense

A.            Consolidated EBITDA (for four fiscal quarters ended                     , 20    )

(i) Consolidated Net Income   $

(ii) Consolidated Interest Expense   $

3

(iii) taxes     $

(iv) depreciation   $

(v) amortization    $

(vi) extraordinary losses     $

(vii) extraordinary gains      $

(viii) Sum of (i) through (vi) minus (vii)       $

B.            Consolidated Interest Expense (for four fiscal quarters ended                     , 20    ) $

C.            Ratio of A to B to 1.0

D.            Permitted Ratio Greater than 4.0 to 1.0 Complies Does Not Comply

2.             Section 6.17.2 - Consolidated Leverage Ratio

A.            Consolidated Funded Debt (as of                     , 20    ) $

B.            Consolidated EBITDA (for four fiscal quarters ended                     , 20    )

(i) Consolidated Net Income      $

(ii) Consolidated Interest Expense    $

(iii) taxes     $

(iv) depreciation   $

(v) amortization    $

(vi) extraordinary losses     $

(vii) extraordinary gains      $

(viii) Sum of (i) through (vi) minus (vii)       $

C.            Ratio of A to B to 1.0

D.            Permitted Ratio Greater than 3.0 to 1.0 Complies Does Not Comply

4

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between (the “Assignor”) and (the “Assignee”) is dated as of                     , 20    .  The parties hereto agree as follows:

1.             PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.             ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1.  The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.             EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.             PAYMENT OBLIGATIONS.  In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.             REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the

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Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for

(i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents,

(iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.             REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

7.             GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

8.             NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties

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hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule

9.             COUNTERPARTS; DELIVERY BY FACSIMILE.  This Assignment Agreement may be executed in counterparts.  Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

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SCHEDULE 1 to Assignment Agreement

1.             Description and Date of Credit Agreement:  Three Year Credit Agreement dated as of December 4, 2009 among Aon Corporation, Citibank, N.A., as agent, and the lenders party thereto.

2.             Interests Assigned:

Percentage interest assigned:		%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*:                         , 20

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 20

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 20

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*              This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

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Accepted and Approved this
day of , 20

CITIBANK, N.A., as Agent

By
Title:

[Approved this day
of , 20

AON CORPORATION

By ]*

*              Required if no Default has occurred and is continuing.

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